EXHIBIT 99.1

NEWS RELEASE
Contact:	Barry Sievert
Senior Director, Investor Relations
(214) 303-3437

DEAN FOODS COMPANY REPORTS SECOND QUARTER RESULTS
Company Reports Second Quarter Adjusted Diluted Earnings of $0.53 Per Share
     DALLAS, August 3, 2005 – Dean Foods Company (NYSE: DF) today announced that the company earned $0.52 per diluted share from continuing operations for the quarter ended June 30, 2005, as compared to $0.39 per diluted share from continuing operations in the second quarter of 2004. Net income from continuing operations for the second quarter of 2005 totaled $81.2 million, compared with $63.3 million in the prior year second quarter.
     On an adjusted basis (as defined below), diluted earnings from continuing operations increased 36% to $0.53 per share, compared to $0.39 in last year’s second quarter. Adjusted net income from continuing operations for the second quarter was $82.7 million compared to $63.3 million in the second quarter of 2004.
     “Our second quarter results demonstrate further progress toward meeting our operational and strategic goals,” said Gregg Engles, chairman and chief executive officer. “Our Dairy Group turned in another strong quarter, and WhiteWave Foods posted significantly increased profitability. Additionally, we successfully completed the spin-off of TreeHouse Foods, signed a definitive agreement to divest our Marie’s dressings and Dean’s dips businesses, and lowered our future interest expense through an amendment of our bank credit facility.”
     Net sales for the second quarter totaled $2.6 billion, on par with the second quarter of 2004, primarily due to higher fluid dairy volumes and increased sales at WhiteWave Foods, which were offset by the pass-through of lower raw milk and butterfat costs in the Dairy Group.
     Consolidated operating income from continuing operations in the second quarter totaled $173.5 million versus $147.2 million in the second quarter of 2004. Adjusted second quarter operating income totaled $175.9 million, a 19.5% increase compared to $147.2 million in the second quarter of 2004. The company’s adjusted second quarter 2005 operating margin was 6.71%, up 110 basis points versus the second quarter of the prior year.

     The increase in the consolidated operating margin was primarily due to the positive impact of lower raw milk and butterfat costs and increased profitability at WhiteWave Foods. Included in operating income for the second quarter of 2005 is a $3.9 million charge ($0.02 net of tax), which represents one half of the total expense related to the accelerated vesting of stock units issued to key employees in January 2003. The balance of this expense, or approximately $0.02 per share net of tax, will be recognized in the third quarter of 2005. The acceleration of these stock units occurred because the price of the company’s common stock achieved a price appreciation target that represents an increase of more than 50% from the stock price on the date of the grant. Offsetting second quarter expenses is a gain of $4.5 million recorded in the second quarter due to the favorable settlement of class action litigation related to high-fructose corn syrup purchases made by the company in prior years.
     The company repaid $117.4 million of debt during the second quarter, bringing total debt repayments for the year to $269.1 million. Long-term debt as of June 30, 2005 was approximately $3.0 billion, including $56 million due within one year that is reported as part of current liabilities. At the end of the quarter, approximately $1 billion of the company’s senior credit facility was available for future borrowings.
SEGMENT RESULTS
     Dairy Group net sales for the second quarter were $2.2 billion, 2% lower than the second quarter of 2004. The sales decrease was primarily due to the pass-through of lower raw milk and butterfat costs, partially offset by a 4.1% increase in fluid milk volumes. The Class I mover, which is an indicator of the company’s raw milk costs, averaged $14.18 per hundredweight in the second quarter of 2005, 22% lower than the same period in 2004.
     Dairy Group operating income in the second quarter was $175.1 million, an increase of 11% over last year. Operating margins increased 90 basis points to 7.8% of sales due primarily to the positive impact of lower raw milk and butterfat costs, and the receipt of the $4.5 million settlement from class action litigation related to prior period high-fructose corn syrup purchases.
     WhiteWave Foods reported second quarter net sales of $284.1 million, a 12% increase compared to the second quarter of 2004. The increase was driven by sales growth in the company’s core brands.
     Operating income for WhiteWave Foods in the second quarter was $28.7 million, an increase of 160% over the $11.0 million reported in the second quarter of 2004. Operating margin for the second quarter of 2005 was 10.1%, an increase of 574 basis points compared to the prior year second quarter. The improvement in operating margin was the result of sales growth, increased manufacturing and distribution efficiency and lower year over year marketing spending during the quarter.

RECENT DEVELOPMENTS
•	On June 27, the company completed the previously announced spin-off of its Specialty Foods division, now known as TreeHouse Foods. The newly created firm is headquartered in the Chicago, IL area and trades on the NYSE under the ticker symbol “THS”.

•	As part of management’s strategy to further focus the company on its core dairy and branded businesses, Dean Foods recently entered into an agreement to sell its Marie’s dressings and Dean’s dips businesses to Ventura Foods. Pending customary governmental antitrust review, the company expects the transaction to close in the third quarter. The sale is expected to be approximately $0.02 dilutive to the balance of the year.

•	During the quarter the company successfully amended its bank credit facility to reduce borrowing costs.

•	Subsequent to the end of the second quarter, the Company has made open market purchases of its common stock totaling 1.9 million shares for a total cost of $68.8 million. The Company has $49.2 million remaining under its current repurchase authorization.
OUTLOOK FOR THE REMAINDER OF 2005
     “Our business outlook for the remainder of the year has improved. Based on second quarter results that exceeded our expectations and continuing strong business trends, we believe that operating performance for the year will be better than our previous expectations,” said Engles. “We expect this improvement in our business outlook to increase earnings per share by approximately three cents. This increase is offset by approximately four cents due to the dilution from the divestiture of Marie’s dressings and Dean’s dips businesses and the acceleration of employee stock unit vesting. Our expectations are now for earnings to range between $1.97 and $2.02 per share in 2005. For the third quarter, we anticipate adjusted earnings from continuing operations of between $0.49 and $0.51 per share.”
The company’s earnings guidance excludes the impact of facility closing and reorganization costs and any non-recurring or one-time gains or losses.
RESULTS FOR SIX MONTHS ENDED JUNE 30, 2005
     The company’s net sales from continuing operations increased 6% to $5.2 billion for the six months ended June 30, 2005, compared with $4.9 billion during the first six months of 2004. The increase was due to sales growth at WhiteWave Foods and volume growth in the Dairy Group, which was partially offset by the pass-through of lower raw dairy commodity costs. Net income from continuing operations for the first half of the year totaled $137.0 million, compared with $119.4 million in the first six months of 2004. Diluted earnings per share from continuing operations for the six months ended June 30, 2005 totaled $0.88, compared with $0.73 in the first six months of 2004.

     On an adjusted basis (as defined below), net income from continuing operations for the six months totaled $144.3 million, an increase of 16% over $124.1 million in the same period of 2004. Adjusted diluted earnings per share from continuing operations for the first six months of 2005 totaled $0.92 compared with $0.76 in the first six months of 2004.
     The company reported operating income for the six month period ended June 30, 2005 of $306.9 million versus $278.9 million in the same period of 2004. Adjusted operating income for the first six months of 2005 totaled $318.8 million, an increase of 11% versus $286.5 million in the same period of last year. Adjusted operating income margins for the six months were 6.13%, an increase of 29 basis points versus the prior year’s first six months.
ADJUSTMENTS TO HISTORICAL FINANCIAL STATEMENTS
     The company has adjusted its historical financial results for the year 2002 through the first quarter of 2005 to reflect the businesses contributed to TreeHouse Foods as discontinued operations. These adjusted financial results are included in a schedule titled ‘Revised Historical Results to Reflect TreeHouse Foods Spin-off ’ which is available on the investor relations section of the company’s website at www.deanfoods.com.
COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION
     The adjusted financial results contained in this press release are non- GAAP financial measures that eliminate the net expense or net gain related to the items identified below. These numbers are provided in order to allow investors to make meaningful comparisons of the company’s operating performance between periods and to view the company’s business from the same perspective as company management. Because the company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not recorded in any of the company’s operating segments. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP numbers may be different than similar measures used by other companies. A full reconciliation table between earnings per share for the three and six month periods ended June 30, 2005 calculated according to GAAP and on an adjusted basis is attached.

     For the quarter ended June 30, 2005, the adjusted results reported above differ from the company’s results under GAAP by excluding a $2.4 million charge ($1.5 million net of tax) primarily related to previously announced reorganizations and facility closings, including consolidation of WhiteWave Foods Company.
     For the six months ended June 30, 2005, the adjusted results reported above differ from the company’s results under GAAP by excluding
a)	an $8.8 million charge ($5.4 million net of tax) related to consolidation activities at WhiteWave Foods and previously announced reorganizations and facility closings in the Dairy Group,

b)	and a $3.1 million charge ($1.9 million net of tax) related to severance payments made to the former president of WhiteWave Foods.
     For the six months ended June 30, 2004, the adjusted results reported above differ from the company’s results under GAAP by excluding a net $7.6 million charge ($4.6 million net of income tax) related to Dairy Group plant closings in Madison WI, South Gate CA, San Leandro CA, and Wilkesboro NC, which was partly offset by a gain on the sale of a Dairy Group plant closed in Hawaii in 2003.
CONFERENCE CALL WEBCAST
     A webcast to discuss the company’s financial results and outlook will be held at 9:00 a.m. ET today and may be heard live by visiting the “Webcasts” section of the company site at http://www.deanfoods.com.
ABOUT DEAN FOODS
     Dean Foods is one of the leading food and beverage companies in the United States. Its Dairy Group is the largest processor and distributor of fresh milk and other dairy products in the country, with products sold under more than 50 familiar local and regional brands and a wide array of private labels. The company’s WhiteWave Foods subsidiary is the nation’s leading organic foods company. WhiteWave Foods markets and sells a variety of well-known dairy and dairy-related products, such as Silk® soymilk, Horizon Organic® dairy products and juices, International Delight® coffee creamers and LAND O’LAKES® creamers and cultured products. Dean Foods Company also owns the fourth largest dairy processor in Spain and the leading brand of organic dairy products in the United Kingdom.
FORWARD LOOKING STATEMENTS
     Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income and earnings per share. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The company’s ability to meet targeted financial and operating results, including targeted sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material costs, many of which are beyond the company’s control and which are described in the company’s filings with the Securities and Exchange Commission. The company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the company’s products. The forward-looking statements in this press release speak only as of the date of this release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.
(Tables to follow)

# # #

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		ADJUSTED [A]
	Three Months Ended		Three Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net sales	$2,623,251	$2,623,914	$2,623,251	$2,623,914
Cost of sales	1,961,319	2,027,254	1,961,319	2,027,254

Gross profit	661,932	596,660	661,932	596,660
Operating costs and expenses	486,040	449,444	486,040	449,444
Facility closings and reorganization costs, net	2,438	11

Operating income	173,454	147,205	175,892	147,216

Interest expense	42,141	44,063	42,141	44,063
Other income	(228)	(185)	(228)	(185)

Income from continuing operations before income taxes	131,541	103,327	133,979	103,338
Income taxes	50,321	39,991	51,257	39,995

Income from continuing operations	81,220	63,336	82,722	63,343
Income from discontinued operations, net of tax	5,428	13,737

Net income	$86,648	$77,073	$82,722	$63,343

Basic earnings per share:
Income from continuing operations	$0.54	$0.40	$0.55	$0.40
Income from discontinued operations	0.03	0.09	0.00	0.00

Net income	$0.57	$0.49	$0.55	$0.40

Basic average common shares (000’s)	150,834	157,331	150,834	157,331

Diluted earnings per share:
Income from continuing operations	$0.52	$0.39	$0.53	$0.39
Income from discontinued operations	0.03	0.08	0.00	0.00

Net income	$0.55	$0.47	$0.53	$0.39

Diluted average common shares (000’s)	157,220	163,634	157,220	163,634
[A] Adjusted results differ from results reported under GAAP by excluding income and expense related to discontinued operations, facility closings and reorganizations. More information about these items is included in the earnings release under the heading “Comparison of Adjusted Information to GAAP Information.”

DEAN FOODS COMPANY
(Dollars in thousands, except per share data)

	GAAP		ADJUSTED [B]
	Six Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net sales	$5,201,564	$4,902,496	$5,201,564	$4,902,496
Cost of sales	3,919,240	3,732,543	3,919,240	3,732,543

Gross profit	1,282,324	1,169,953	1,282,324	1,169,953

Operating costs and expenses	966,622	883,444	963,549	883,444
Facility closings and reorganization costs, net	8,828	7,584

Operating income	306,874	278,925	318,775	286,509

Interest expense	84,560	86,559	84,560	86,559
Other income	(338)	(1,659)	(338)	(1,659)

Income from continuing operations before income taxes	222,652	194,025	234,553	201,609
Income taxes	85,605	74,593	90,234	77,535

Income from continuing operations	137,047	119,432	144,319	124,074
Income from discontinued operations, net of tax	15,798	26,881

Net income	$152,845	$146,313	$144,319	$124,074

Basic earnings per share:
Income from continuing operations	$0.91	$0.76	$0.96	$0.79
Income from discontinued operations	0.11	0.17	0.00	0.00

Net income	$1.02	$0.93	$0.96	$0.79

Basic average common shares (000’s)	150,331	156,718	150,331	156,718

Diluted earnings per share:
Income from continuing operations	$0.88	$0.73	$0.92	$0.76
Income from discontinued operations	0.10	0.17	0.00	0.00

Net income	$0.98	$0.90	$0.92	$0.76

Diluted average common shares (000’s)	156,442	163,149	156,442	163,149
[B] Adjusted results differ from results reported under GAAP by excluding income and expense related to discontinued operations, facility closings and reorganizations. More information about these items is included in the earnings release under the heading “Comparison of Adjusted Information to GAAP Information.”

DEAN FOODS COMPANY
Earnings per Share Summary and Reconciliation

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
GAAP diluted earnings per share from continuing operations	$0.52	$0.39	$0.88	$0.73

Adjustments:
Facility closings and reorganization costs, net	0.01		0.03	0.03
Other nonrecurring operating costs			0.01

Adjusted diluted earnings per share	$0.53	$0.39	$0.92	$0.76

Segment Information
(Dollars in thousands)

	GAAP		ADJUSTED [C]
	Three Months Ended June 30,		Three Months Ended June 30,
	2005	2004	2005	2004
Net sales
Dairy Group	$2,234,653	$2,280,575	$2,234,653	$2,280,574
WhiteWave Foods Company	284,076	253,495	284,076	253,495
Corporate / Other	104,522	89,844	104,522	89,845

Total	$2,623,251	$2,623,914	$2,623,251	$2,623,914

Segment operating income (loss)
Dairy Group	$175,068	$157,938	$175,069	$157,938
WhiteWave Foods Company	28,667	11,030	28,667	11,030
Corporate / Other	(27,843)	(21,752)	(27,844)	(21,752)

Subtotal	175,892	147,216	175,892	147,216
Facility closings and reorganization costs, net	(2,438)	(11)

Total operating income	$173,454	$147,205	$175,892	$147,216

	GAAP		ADJUSTED [C]
	Six Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales
Dairy Group	$4,431,101	$4,244,118	$4,431,101	$4,244,118
WhiteWave Foods Company	562,827	485,889	562,827	485,889
Corporate / Other	207,636	172,489	207,636	172,489

Total	$5,201,564	$4,902,496	$5,201,564	$4,902,496

Segment operating income (loss)
Dairy Group	$324,848	$297,833	$324,848	$297,833
WhiteWave Foods Company	38,108	23,585	41,181	23,585
Corporate / Other	(47,254)	(34,909)	(47,254)	(34,909)

Subtotal	315,702	286,509	318,775	286,509
Facility closings and reorganization costs, net	(8,828)	(7,584)

Total operating income	$306,874	$278,925	$318,775	$286,509

[C] Adjusted results differ from results reported under GAAP by excluding income and expense related to discontinued operations, facility closings and reorganizations. More information about these items is included in the earnings release under the heading “Comparison of Adjusted Information to GAAP Information.”

DEAN FOODS COMPANY
Condensed Balance Sheet
(Dollars in Thousands)

	June 30,	December 31,
	2005	2004
ASSETS

Cash and cash equivalents	$32,305	$27,407
Other current assets	1,351,957	1,409,675

Total current assets	1,384,262	1,437,082

Property, plant & equipment	1,850,192	1,821,719

Intangibles & other assets	3,850,750	3,869,009

Assets of discontinued operations	—	628,558

Total Assets	$7,085,204	$7,756,368

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$953,907	$1,050,175

Long-term debt	2,930,887	3,110,716

Other long-term liabilities	833,718	820,297

Liabilities of discontinued operations	—	111,581

Stockholders’ equity:
Common stock	1,515	1,492
Additional paid-in capital	1,368,236	1,308,172
Retained earnings	1,021,125	1,359,632
Other comprehensive income	(24,184)	(5,697)

Total stockholders’ equity	2,366,692	2,663,599

Total Liabilities and Stockholders’ Equity	$7,085,204	$7,756,368

DEAN FOODS COMPANY
Condensed Statement of Cash Flows
(Dollars in Thousands)

	Six Months Ended June 30,
	2005	2004
Operating Activities
Net income	$152,845	$146,313
Income from discontinued operations	(15,798)	(26,881)
Depreciation and amortization	109,445	103,766
Deferred income taxes	22,969	32,429
Loss (gain) on disposition of assets	585	(1,532)
Tax savings on equity compensation	12,697	15,298
Write-down of impaired assets	697	2,175
Changes in current assets and liabilities	54,127	(212,718)
Other	(2,449)	917

Net cash provided by continuing operations	335,118	59,767
Net cash provided by discontinued operations	31,912	65,490

Net cash provided by operating activities	367,030	125,257

Investing Activities
Additions to property, plant and equipment	(144,268)	(155,774)
Cash outflows for acquisitions	(1,702)	(350,176)
Proceeds from sale of fixed assets	5,281	7,420

Net cash used in continuing operations	(140,689)	(498,530)
Net cash used in discontinued operations	(7,631)	(9,287)

Net cash used in investing activities	(148,320)	(507,817)

Financing Activities
Proceeds from the issuance of debt	16,722	478,688
Repayment of debt	(285,796)	(155,775)
Issuance of common stock, net of expenses	47,390	52,474
Redemption of common stock	—	(5,163)
Other	(3,281)	(1,140)

Net cash provided (used) in continuing operations	(224,965)	369,084
Net cash provided (used) in discontinued operations	11,153	(3,594)

Net cash provided (used) in financing activities	(213,812)	365,490

Increase (decrease) in cash and cash equivalents	4,898	(17,070)
Beginning cash balance	27,407	46,037

Ending cash balance	$32,305	$28,967